UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FEDERAL SIGNAL CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 21, 2009 Federal Signal Corporation issued the following news release. While Federal Signal does not believe that this communication constitutes solicitation material in respect of Federal Signal’s solicitation of proxies in connection with its 2009 Annual Meeting of Stockholders, this communication may be deemed to be solicitation material.
FOR IMMEDIATE RELEASE
FEDERAL SIGNAL DECLARES QUARTERLY CASH DIVIDEND
OAK BROOK, Ill., April 21— The Board of Directors of Federal Signal Corporation (NYSE: FSS) today declared the regular quarterly cash dividend of six cents on its common stock. The dividend is payable July 7, 2009 to holders of record at the close of business on June 12, 2009. This represents the 245th consecutive quarterly cash dividend paid by the company to holders of common stock.
About Federal Signal
Federal Signal Corporation (NYSE: FSS) enhances the safety, security and well-being of communities and workplaces around the world. Founded in 1901, Federal Signal is a leading global designer and manufacturer of products and total solutions that serve municipal, governmental, industrial and institutional customers. Headquartered in Oak Brook, Ill., with manufacturing facilities worldwide, the Company operates three groups: Safety and Security Systems, Environmental Solutions and Fire Rescue. For more information on Federal Signal, visit: http://www.federalsignal.com.